Exhibit 16.1

Re:     FC Financial Services Inc.

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated October 30, 2006 captioned "Changes in Registrant's Certifying Accountant" and that we agree with the statements made as they relate to Manning Elliott LLP. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of RSM Richter LLP or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/:MANNING ELLIOTT LLP

MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada

October 30, 2006